                                                                Exhibit 10.32

October 22, 1999
VIA FACSIMILE - 713/666-6162

David N. Siegel
3750 Georgetown Street
Houston, TX  77005

         Re:      Employment Letter

Dear David:

We are pleased to extend an offer to you to join Budget Group, Inc. ("BGI"). We believe your background and experience are an excellent match with our business objectives, and we are pleased that you are considering joining the BGI management team.

Following is an outline of the terms and conditions relating to your proposed employment by BGI.

OFFICE AND TITLE

This offer of employment is for the position of President & Chief Operating Officer of BGI reporting directly to Sanford Miller, BGI's Chairman and Chief Executive Officer.

RESPONSIBILITIES AND DUTIES

You will have such duties and responsibilities as would be consistent with your position as President & Chief Operating Officer of BGI.

LOCATION

Your employment with BGI will be based at our corporate office in Lisle, Illinois.

START DATE

It is anticipated that your start date would be on or about November 15, 1999, but in no event later than December 1, 1999.



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Mr. David Siegel
October 22, 1999
Page 2



SALARY

Your salary will be $500,000 per annum, to be paid bi-weekly and subject to annual reviews which will be conducted in the first quarter of each calendar year, beginning in 2001.

SIGN-ON BONUS

On commencement, you will be entitled to receive a signing bonus of $500,000, which will be subject to normal withholding and all other applicable tax deductions, as required by law. This signing bonus will be payable by BGI within 60 days of your start date.

SIGN-ON STOCK OPTIONS

You will be granted options for 500,000 shares of BGI stock. You will be granted these options effective as of your start date and with a strike price equal to the BGI stock price as of the close of business on the trading day immediately prior to the day on which you accept this offer of employment by signing and returning a copy of this Employment Letter. These options will be subject to a four year vesting schedule (25% per year) and to such other terms and conditions as are part of the BGI Incentive Stock Option Plan; provided, however, all such options shall immediately vest in the event you are terminated by BGI, other than for cause. In such an event, such options shall be exercisable by you for a period of 60 days following your termination date.

In addition, BGI will offer to you stock options and/or phantom stock options equal to not less that 400,000 additional shares of BGI stock at a strike price equal to the BGI stock price as of the close of business on the trading day immediately preceding the stock option grant, but in no event more than $7.00 per share. In this regard, it would be BGI's intention to issue 400,000 stock options to you if BGI has the ability to issue such options. However, if BGI does not have such ability, then BGI will provide you with phantom stock. In either case, the stock options (actual and/or phantom) will vest over a 4-year period at the rate of 25% per year; provided, however, all such options shall immediately vest in the event you are terminated by BGI, other than for cause. In such an event such options shall be exercisable by you for a period of 60 days following your termination date.



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Mr. David Siegel
October 22, 1999
Page 3



LOAN/STOCK PURCHASE

BGI will provide you with an interest free personal loan of $1 million, which is to be used exclusively for the purchase of BGI stock, on the open market, within not more than 30 days after receipt of the loan proceeds. In this regard, you will, within 30 days of your purchase of BGI stock (excluding any trading days during which the trading window would be closed because of your position as an insider or otherwise), provide documentation to BGI evidencing such stock purchase.

The $1 million loan shall be forgiven at the rate of 25% per year over the first four years of your employment with BGI. Further, BGI will provide you with additional cash compensation in an amount sufficient to pay, on an after tax basis, the tax consequences of any imputed interest with respect to the above-referenced loan.

In addition, BGI will provide you with additional cash compensation in an amount sufficient to pay, on an after tax basis, the tax consequences of any debt forgiveness with respect to the above-referenced loan, in the event the average BGI stock price during the month of November of each of the next succeeding four years is not less than the stated amount, as follows:



                MONTH OF                     AVERAGE STOCK PRICE
                NOVEMBER                      OF NOT LESS THAN
                --------                     -------------------
                2000                               $14.00
                2001                               $21.00
                2002                               $28.00
                2003                               $35.00


SIGN-ON BONUS/LOAN REPAYMENT PROVISION

Should you leave BGI's employment voluntarily and without Good Reason (as hereinafter defined) within 12 months of your start date, the amount received as a sign-on bonus will be repayable to BGI in full.

Should you leave BGI's employment voluntarily and without Good Reason within 48 months of your start date, the then outstanding principal balance of the loan amount (after taking account of any loan forgiveness as provided for above) will be repayable to BGI.

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Mr. David Siegel
October 22, 1999
Page 4



Should you sell, within 48 months of your start date, any of the BGI stock purchased with the loan proceeds, you shall repay to BGI an amount determined in accordance with the following:


         AMOUNT OF STOCK SOLD                        REPAYMENT AMOUNT DUE TO BGI

         --------------------                        ---------------------------
         If you sell any stock during                An amount equal to the number
         the first 12 months                         of shares sold x original stock
                                                     purchase price

         If you sell, during the                     An amount equal to the number
         first 24 months, more than                  of shares sold in excess of 25%
         25% of stock purchased                      x original stock purchase price

         If you sell, during the                     An amount equal to the number
         first 36 months, more than                  of shares sold in excess of 50%
         50% of stock purchased                      x original stock purchase price

         If you sell, during the                     An amount equal to the number
         first 48 months, more than                  of shares sold in excess of 75%
         75% of stock purchased                      x original stock purchase price


In this regard, you agree that BGI may deduct from your final salary payment or other amounts due to you from BGI, the full amount owing to BGI, with any balance to be paid by you within 30 days of your leaving.

However, should BGI decide to terminate your employment, the sign-on bonus and loan amount shall not be repayable as herein above provided unless your employment is terminated for "cause." For purposes of this provision, "cause" shall mean i) an act or acts of dishonesty by you in connection with your employment; ii) any conduct with or against another employee, customer or other person, including conduct involving moral turpitude, which causes or is likely to cause BGI embarrassment, liability or damage, or iii) your willful or gross negligent failure to perform you assigned duties and/or to fulfill your responsibilities.

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Mr. David Siegel
October 22, 1999
Page 5



PROFESSIONAL INCENTIVE PLAN

You will be part of the Professional Incentive Plan, which is based upon the achievement of agreed upon company and personal performance targets. This program will make you eligible to receive up to 150% of your base salary as an incentive award on an annual basis. You are guaranteed an annual incentive for 2000 and beyond, during your continued employment at BGI, (which guaranteed annual incentive shall be payable in the first quarter of the following year), equal to 75% of your base salary as of January 1 of the applicable fiscal year. For example, your 2000 guaranteed annual incentive will be $375,000 (75% of $500,000) payable in March 2001.

LONG TERM COMPENSATION PLAN

BGI will provide you with a long term compensation package, which could include, but shall not be limited to, annual stock option grants, restricted stock, stock appreciation rights, phantom stock, a long term incentive plan and/or other forms of cash compensation having an economic value as of the date of grant, in the aggregate, of $1 million annually.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

BGI will create and allow your participation in a SERP or some comparable retirement program, which shall have an annual economic value of $250,000 with a 5 year vesting schedule.

EXECUTIVE AGREEMENT

BGI shall provide you with a single-trigger Executive Agreement providing for the payment of base salary plus bonus for a three year period following a Qualified Termination of your employment with BGI.

COMPANY CARS

You will receive two company cars pursuant to BGI's then current company car policy.

WELFARE BENEFIT PLANS

Medical, dental, basic life, supplemental voluntary life, voluntary accident, business travel accident insurance, long term disability and eligible dependent coverage become effective on your first day of employment, as does your short term disability coverage

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Mr. David Siegel
October 22, 1999
Page 6



and medical/dental reimbursement account if you choose to enroll. Additionally, you may enroll in BGI's SavingsPlus (401K) Plan, as soon as you become eligible for participation in that Plan in accordance with the then current eligibility requirements. If you are currently a member of a qualified 401K Plan, you may be able to participate in our rollover provision.

RELOCATION REIMBURSEMENT

BGI will reimburse you for all reasonable expenses incurred by you to relocate you and your family to the Lisle, Illinois area. Such relocation expenses shall include items such as exploratory trips for you and your wife; the packing, loading and transportation of household belongings; travel expenses to your new home for both you and your family; and temporary living expenses for you of not more than 9 months in duration while you are in the relocation process. On the other hand, you agree to repay BGI such relocation expenses, on a pro rata basis, in the event you voluntarily terminate your employment with BGI other than for Good Reason, or your employment is terminated by BGI for "cause" (as herein above defined) at any time during the 24 month period immediately following the conclusion of your relocation.

VACATION

You will be entitled to 15 vacation days beginning in calendar year 2000. In addition, you will be entitled to such holidays, personal days and/or sick days which are generally made available to BGI executives.

"GOOD REASON"

For purposes of this Employment Letter "Good Reason" shall mean the occurrence of one of the following events, without your prior written consent:

- the assignment to you of any duties inconsistent in any material respect with your position, authority, duties and responsibilities as the President and Chief Operating Officer of BGI;

- any material diminution in your position, authority, duties or responsibilities as President and Chief Operating Officer of BGI;

- any reduction in your base salary or other cash compensation or in your ability to participate in or to receive benefits from any welfare benefit and/or compensation plans herein provided for, without a counter-balancing increase in another element of your welfare benefits and/or total compensation package; or
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Mr. David Siegel
October 22, 1999
Page 7



- relocation from the Chicago metropolitan area, unless such relocation is to the metropolitan urban area of either Denver, Colorado or Orlando, Florida.

ACCEPTANCE

Enclosed are two copies of this letter. To signify your acceptance of this offer, please sign and return one copy for our records.

BOARD APPROVAL

This offer is conditional upon submission to and approval by the Compensation Committee of the BGI Board of Directors and the affirmative vote of the full Board of Directors. In this regard, upon our receipt of your countersigned copy of this offer letter, we will immediately convene a meeting of the Compensation Committee and/or Board of Directors to seek their approval and/or ratification of the terms and conditions of your employment package. It is expected that we would be able to accomplish this within not more than two business days after receipt of your acceptance.

On a personal note, we look forward to having you join the BGI organization. If you have any questions regarding this offer letter or any of its contents, please do not hesitate to contact me at 630-955-7477 or Bob Aprati at 630-955-7571.

Kind regards,

Yours sincerely,

Vicki R. Pyne
Senior Vice President, Human Resources


Received and Accepted:


--------------------------------------

Date:
     ---------------------------------

cc:      S. Miller, R. Aprati